FOR IMMEDIATE RELEASE	Exhibit 99.1

August 9, 2011

THE WALT DISNEY COMPANY REPORTS

THIRD QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter and nine months ended July 2, 2011. Diluted earnings per share (EPS) for the third quarter increased 15% to $0.77, compared to $0.67 in the prior-year quarter. Diluted EPS for the nine-months ended July 2, 2011 was $1.93 compared to $1.60 in the prior-year period.

EPS for the current quarter included restructuring and impairment charges totaling $34 million primarily at Studio Entertainment. Excluding these charges, EPS for the quarter increased 16% to $0.78 compared to $0.67 in the prior-year quarter.

“Our third quarter demonstrates the continued strength of our Media Networks, including ESPN, Parks and Resorts and Consumer Products,” said Robert A. Iger, President and CEO of The Walt Disney Company. “In these turbulent times, our company and its array of strong brands are well-positioned to deliver long-term shareholder value.”

The following table summarizes the third quarter and nine-month results for fiscal 2011 and 2010 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Revenues	$10,675	$10,002	7%	$30,468	$28,321	8%
Segment operating income (1)	$2,731	$2,537	8%	$6,712	$5,869	14%
Net income (2)	$1,476	$1,331	11%	$3,720	$3,128	19%
Diluted EPS (2)	$0.77	$0.67	15%	$1.93	$1.60	21%
Cash provided by operations	$1,822	$1,883	(3)%	$4,890	$4,372	12%
Free cash flow (1)	$1,106	$1,377	(20)%	$2,329	$3,059	(24)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for fiscal 2011 and 2010 (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Revenues:
Media Networks	$4,949	$4,729	5%	$13,916	$12,748	9%
Parks and Resorts	3,170	2,831	12%	8,668	7,942	9%
Studio Entertainment	1,620	1,639	(1)%	4,892	5,110	(4)%
Consumer Products	685	606	13%	2,233	1,948	15%
Interactive Media	251	197	27%	759	573	32%

	$10,675	$10,002	7%	$30,468	$28,321	8%

Segment operating income (loss):
Media Networks	$2,094	$1,885	11%	$4,684	$3,915	20%
Parks and Resorts	519	477	9%	1,132	1,002	13%
Studio Entertainment	49	123	(60)%	501	589	(15)%
Consumer Products	155	117	32%	609	493	24%
Interactive Media	(86)	(65)	(32)%	(214)	(130)	(65)%

	$2,731	$2,537	8%	$6,712	$5,869	14%

Media Networks

Media Networks revenues for the quarter increased 5% to $4.9 billion and segment operating income increased 11% to $2.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2011	July 3, 2010	Change	July 2, 2011	July 3, 2010	Change
Revenues:
Cable Networks	$3,516	$3,280	7%	$9,410	$8,346	13%
Broadcasting	1,433	1,449	(1)%	4,506	4,402	2%

	$4,949	$4,729	5%	$13,916	$12,748	9%

Segment operating income:
Cable Networks	$1,844	$1,676	10%	$3,972	$3,403	17%
Broadcasting	250	209	20%	712	512	39%

	$2,094	$1,885	11%	$4,684	$3,915	20%

Cable Networks

Operating income at Cable Networks increased $168 million to $1.8 billion for the quarter due to growth at ESPN and, to a lesser extent, higher equity income and an increase at the worldwide Disney Channels. These increases were partially offset by a decrease at ABC Family. The increase at ESPN reflected higher affiliate revenue driven by higher contractual rates and lower programming and production costs, partially offset by higher labor and marketing and sales costs. Recognition of previously deferred revenue at ESPN was comparable to the prior-year period as ESPN achieved the same levels of programming commitments in the current quarter as in the prior-year quarter. Advertising revenue at ESPN was essentially flat as higher rates were offset by the absence of the FIFA World Cup and game seven of the NBA finals and lower ratings. Lower programming and production costs reflected the absence of programming costs for the FIFA World Cup. Additionally, ESPN benefited from a decrease in the cost of time for ESPN programming aired on the ABC Television Network. Increased equity income reflected decreased cricket programming costs at our ESPN Star Sports joint venture due to fewer cricket matches aired in the current quarter and also decreased losses from our UTV investment. The increase at the worldwide Disney Channels was driven by higher affiliate revenue due to higher contractual rates domestically and subscriber growth internationally, partially offset by higher costs including increases in programming and marketing and sales. The decrease at ABC Family reflected higher programming costs, partially offset by higher advertising revenue. Higher programming costs at both the worldwide Disney Channels and ABC Family reflected more episodes of original programming.

Broadcasting

Operating income at Broadcasting increased $41 million to $250 million driven by lower programming and production costs and higher advertising revenue at the ABC Television Network. These increases were partially offset by a decrease in the cost charged to ESPN for programming aired on the ABC Television Network and lower advertising revenue at the owned television stations. Decreased programming and production costs reflected a lower cost mix of programming in primetime due to a shift in hours from original scripted programming to reality programming and the benefit of cost saving initiatives at news and daytime. Higher advertising revenues at the ABC Television Network reflected higher rates, partially offset by lower ratings, while decreased advertising revenue at the owned television stations was due to lower political advertising.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 12% to $3.2 billion and segment operating income increased 9% to $519 million. Results for the quarter were driven by increases at our domestic parks and resorts, Disney Cruise Line, and Hong Kong Disneyland Resort, partially offset by decreases at Disneyland Paris and Tokyo Disney Resort. The decrease at Tokyo Disney Resort was driven by the impact of the March 2011 earthquake in Japan which resulted in a temporary closure of the two parks and hotels and a continuing reduction in volume after reopening. Results at both our domestic and international parks and resorts reflected a favorable impact due to a shift in the timing of the Easter holiday relative to our fiscal periods.

Higher operating income at our domestic parks and resorts was driven by higher guest spending and, to a lesser extent, attendance, partially offset by increased costs. Increased guest spending reflected higher average ticket prices, daily hotel room rates and food, beverage and merchandise spending. Increased costs reflected labor cost inflation, higher pension and healthcare costs, marketing and sales for new guest offerings, and expansion costs for Disney California Adventure at Disneyland Resort.

Higher operating income at Disney Cruise Line was due to increased passenger cruise ship days due to a full quarter of operations for the Disney Dream, partially offset by the related incremental operating costs.

The improvement at Hong Kong Disneyland Resort reflected higher guest spending and attendance. Guest spending was driven by increased merchandise, food and beverage spending, and increased daily hotel room rates. The decrease at Disneyland Paris was due to a prior-year sale of real estate and increased costs which were driven by volume related costs, repairs and maintenance and labor cost inflation. These decreases were partially offset by increased guest spending which was due to higher average ticket prices and daily hotel room rates.

Studio Entertainment

Studio Entertainment revenues were essentially flat at $1.6 billion and segment operating income decreased 60% to $49 million. Lower operating income was primarily due to a decrease in worldwide theatrical results, partially offset by lower film cost write-downs.

Lower theatrical results reflected the strong performance of Toy Story 3 and Iron Man 2 in the prior year compared to Cars 2 and Thor in the current year. The decrease in revenues due to the performance of these titles was largely offset by an increase in revenues from the strong performance of Pirates of the Caribbean: On Stranger Tides, which was released in the current quarter, compared to the ongoing performance of Alice in Wonderland, which was released in the second quarter of the prior year, and Prince of Persia, which was released in the prior-year third quarter. This revenue increase was partially offset by higher costs for Pirates of the Caribbean: On Stranger Tides including production cost amortization and marketing and distribution costs. The majority of the marketing and distribution costs for Alice in Wonderland were incurred in the second quarter of the prior year.

Consumer Products

Consumer Products revenues for the quarter increased 13% to $685 million and segment operating income increased 32% to $155 million driven by an increase at Merchandise Licensing.

Improved Merchandise Licensing results reflected the strong performance of Cars merchandise and higher revenue from Marvel properties. The increase in revenue from Marvel properties reflected the impact of acquisition accounting which reduced revenue recognition in the prior-year quarter. These increases were partially offset by a higher revenue share with the Studio Entertainment segment in the current quarter primarily due to the performance of Cars merchandise.

Interactive Media

Interactive Media revenues for the quarter increased 27% to $251 million and segment operating results decreased by $21 million to a loss of $86 million. Lower segment operating results were driven by the inclusion of Playdom, including the impact of acquisition accounting, partially offset by an improvement at our console game business.

The improvement at our console games business reflected higher unit sales and lower marketing costs. The increase in unit sales was driven by the performance of Lego Pirates of the Caribbean and Cars 2 in the current quarter compared to Toy Story 3 and Split Second in the prior year. These increases were partially offset by higher cost of sales reflecting fees paid to the developer of Lego Pirates of the Caribbean.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses decreased from $119 million to $101 million driven by the timing of expenses.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	July 2, 2011	July 3, 2010
Interest expense	$(113)	$(103)
Interest and investment income	25	14

Net interest expense	$(88)	$(89)

Income Taxes

The effective income tax rate for the current-year quarter was 33.7% compared to 35.6% in the prior year quarter. The current quarter income tax rate reflects the benefit of an increase in the domestic production deduction rate.

Noncontrolling Interests

Net income attributable to noncontrolling interests increased from $174 million to $187 million driven by improved results at ESPN and Hong Kong Disneyland Resort, partially offset by lower results at Disneyland Paris. Net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 2, 2011	July 3, 2010	Change
Cash provided by operations	$4,890	$4,372	$518
Investments in parks, resorts and other property	(2,561)	(1,313)	(1,248)

Free cash flow (1)	$2,329	$3,059	$(730)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations of $4.9 billion for the current nine month period increased 12% compared to the prior-year nine month period. The increase was primarily due to higher operating cash receipts driven by higher revenues at our Media Networks, Parks and Resorts, Interactive Media and Consumer Products businesses and the timing of receivable collections at our Media Networks and Consumer Products businesses. These increases were partially offset by higher cash payments at Corporate and at our Parks and Resorts, Interactive Media and Consumer Products businesses. The increase in cash payments at Corporate was driven by higher contributions to our pension plans. The increase in cash payments at Parks and Resorts was driven by labor cost inflation, costs associated with our new cruise ship, the Disney Dream, higher marketing and sales expenses and expansion costs for Disney California Adventure at Disneyland Resort, while the increase in cash payments at Interactive Media reflects the inclusion of Playdom, which was acquired subsequent to the prior-year nine month period. The increase in cash payments at Consumer Products was primarily due to the acquisitions of The Disney Store Japan and Marvel.

The increase in capital expenditures was primarily due to the final payment on our new cruise ship, the Disney Dream, theme park and resort expansions and new guest offerings at Walt Disney World Resort, Hong Kong Disneyland Resort, and Disney California Adventure and the development of Shanghai Disney Resort.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Nine Months Ended
	July 2, 2011	July 3, 2010
Media Networks
Cable Networks	$79	$60
Broadcasting	86	52

Total Media Networks	165	112

Parks and Resorts
Domestic	1,799	851
International	270	148

Total Parks and Resorts	2,069	999

Studio Entertainment	86	65
Consumer Products	63	41
Interactive Media	16	13
Corporate	162	83

Total investments in parks, resorts and other property	$2,561	$1,313

Depreciation expense is as follows (in millions):

	Nine Months Ended
	July 2, 2011	July 3, 2010
Media Networks
Cable Networks	$99	$87
Broadcasting	76	71

Total Media Networks	175	158

Parks and Resorts
Domestic	628	614
International	241	249

Total Parks and Resorts	869	863

Studio Entertainment	42	42
Consumer Products	36	22
Interactive Media	12	16
Corporate	111	103

Total depreciation expense	$1,245	$1,204

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	July 2, 2011	Oct. 2, 2010	Change
Current portion of borrowings	$4,062	$2,350	$1,712
Long-term borrowings	9,176	10,130	(954)

Total borrowings	13,238	12,480	758
Less: cash and cash equivalents	(3,519)	(2,722)	(797)

Net borrowings (1)	$9,719	$9,758	$(39)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,479 million and $2,586 million attributable to Disneyland Paris and Hong Kong Disneyland Resort as of July 2, 2011 and October 2, 2010, respectively. Cash and cash equivalents attributable to Disneyland Paris, Hong Kong Disneyland Resort and Shanghai Disney Resort totaled $706 million and $657 million as of July 2, 2011 and October 2, 2010, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended		Change	Nine Months Ended		Change
	July 2, 2011	July 3, 2010		July 2, 2011	July 3, 2010
Diluted EPS as reported	$0.77	$0.67	15%	$1.93	$1.60	21%
Exclude:
Restructuring and impairment charges (1)	0.01	0.01	—%	—	0.07	nm
Other income (2)	—	(0.01)	nm	0.02	(0.05)	nm

Diluted EPS excluding certain items	$0.78	$0.67	16%	$1.95	$1.62	20%

(1)

Restructuring and impairment charges for the current quarter totaled $34 million primarily for severance and facilities costs at our Studio Entertainment and Interactive Media segments. Restructuring and impairment charges for the prior-year quarter totaled $36 million and were primarily for the closure of five ESPN Zone locations.

Restructuring and impairment charges for the current nine months totaled $46 million and consist of severance and facilities costs totaling $36 million and a $10 million impairment charge related to the sale of assets. The impairment charge related to assets that had tax basis significantly in excess of the book value, resulting in a $44 million tax benefit on the restructuring and impairment charges. Restructuring and impairment charges for the prior-year nine months totaled $212 million and were related to organizational and cost structure initiatives primarily at our Studio Entertainment and Media Networks segments. Impairment charges were $126 million and consisted of write-offs of capitalized costs primarily related to abandoned film projects and the closure of a studio production facility and the closure of the ESPN Zones which was recorded in the third quarter of the prior year. Restructuring charges were $86 million and primarily reflected severance costs.

(2)

Other income for the current nine months consists of gains on the sales of Miramax and BASS ($75 million). The tax effect on these gains exceeded the pretax benefit resulting in a $32 million net loss. Other income for the prior-year nine months consists of gains on the sales of our investments in television services in Europe in the first and second quarters, an accounting gain related to the acquisition of the Disney Stores in Japan in the second quarter and a gain on the sale of the Power Rangers in the third quarter which collectively totaled $140 million.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Segment operating income	$2,731	$2,537	$6,712	$5,869
Corporate and unallocated shared expenses	(101)	(119)	(335)	(282)
Restructuring and impairment charges	(34)	(36)	(46)	(212)
Other income	—	43	75	140
Net interest expense	(88)	(89)	(266)	(322)

Income before income taxes	2,508	2,336	6,140	5,193
Income taxes	(845)	(831)	(2,133)	(1,846)

Net income	$1,663	$1,505	$4,007	$3,347

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, August 9, 2011, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 23, 2011 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2010 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Revenues	$10,675	$10,002	$30,468	$28,321

Costs and expenses	(8,229)	(7,723)	(24,554)	(23,116)

Restructuring and impairment charges	(34)	(36)	(46)	(212)

Other income	—	43	75	140

Net interest expense	(88)	(89)	(266)	(322)

Equity in the income of investees	184	139	463	382

Income before income taxes	2,508	2,336	6,140	5,193

Income taxes	(845)	(831)	(2,133)	(1,846)

Net income	1,663	1,505	4,007	3,347

Less: Net income attributable to noncontrolling interests	(187)	(174)	(287)	(219)

Net income attributable to The Walt Disney Company (Disney)	$1,476	$1,331	$3,720	$3,128

Earnings per share attributable to Disney:
Diluted	$0.77	$0.67	$1.93	$1.60

Basic	$0.78	$0.68	$1.97	$1.63

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,912	1,978	1,924	1,951

Basic	1,883	1,945	1,891	1,917

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	July 2, 2011	October 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,519	$2,722
Receivables	6,212	5,784
Inventories	1,542	1,442
Television costs	693	678
Deferred income taxes	1,051	1,018
Other current assets	626	581

Total current assets	13,643	12,225
Film and television costs	4,312	4,773
Investments	2,505	2,513
Parks, resorts and other property, at cost
Attractions, buildings and equipment	35,222	32,875
Accumulated depreciation	(19,591)	(18,373)

	15,631	14,502
Projects in progress	2,440	2,180
Land	1,136	1,124

Total parks, resorts and other property, at cost	19,207	17,806

Intangible assets, net	5,094	5,081
Goodwill	24,136	24,100
Other assets	2,208	2,708

	$71,105	$69,206

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,602	$6,109
Current portion of borrowings	4,062	2,350
Unearned royalties and other advances	3,102	2,541

Total current liabilities	12,766	11,000

Borrowings	9,176	10,130
Deferred income taxes	2,905	2,630
Other long-term liabilities	5,336	6,104
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.7 billion shares	30,159	28,736
Retained earnings	37,288	34,327
Accumulated other comprehensive loss	(1,809)	(1,881)

	65,638	61,182

Treasury stock, at cost, 879.8 million shares at July 2, 2011 and 803.1 million shares at October 2, 2010	(26,692)	(23,663)

Total Disney Shareholders’ equity	38,946	37,519
Noncontrolling interests	1,976	1,823

Total equity	40,922	39,342

	$71,105	$69,206

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Nine Months Ended
	July 2, 2011	July 3, 2010
OPERATING ACTIVITIES
Net income	$4,007	$3,347
Depreciation and amortization	1,379	1,279
Gains on dispositions	(75)	(118)
Deferred income taxes	207	464
Equity in the income of investees	(463)	(382)
Cash distributions received from equity investees	463	350
Net change in film and television costs	216	31
Equity-based compensation	353	391
Impairment charges	10	126
Other	(39)	13
Changes in operating assets and liabilities:
Receivables	(532)	(711)
Inventories	(105)	(1)
Other assets	59	112
Accounts payable and other accrued liabilities	(839)	(319)
Income taxes	249	(210)

Cash provided by operations	4,890	4,372

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,561)	(1,313)
Proceeds from dispositions	564	170
Acquisitions	(172)	(2,280)
Other	2	(40)

Cash used in investing activities	(2,167)	(3,463)

FINANCING ACTIVITIES
Commercial paper borrowings, net	620	794
Borrowings	500	—
Reduction of borrowings	(308)	(579)
Dividends	(756)	(653)
Repurchases of common stock	(3,029)	(1,489)
Exercise of stock options and other	941	772

Cash used in financing activities	(2,032)	(1,155)

Impact of exchange rates on cash and cash equivalents	106	(220)

Increase/(decrease) in cash and cash equivalents	797	(466)
Cash and cash equivalents, beginning of period	2,722	3,417

Cash and cash equivalents, end of period	$3,519	$2,951